Exhibit 10.2

INVESTORS REAL ESTATE TRUST

AMENDMENT TO 2015 INCENTIVE PLAN

(Adopted April 19, 2016)

Section 4.02 of the 2015 Incentive Plan shall be replaced in its entirety by the following:

4.02 Grants.

The Administrator will designate Participants to whom Stock Awards, Stock Unit Awards and Incentive Awards are to be granted and will specify the number of shares of Common Stock subject to each award or grant.  In the sole discretion of the Administrator, awards granted under this Plan may be evidenced by Award Agreements which shall be subject to the applicable provisions of this Plan and to such other provisions as the Administrator may adopt, except that Incentive Awards payable solely in cash need not be evidenced by an Award Agreement.